EXHIBIT 10.28

NOTE: CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER RULE 24b-2. THE LOCATIONS OF THESE OMISSIONS ARE INDICATED THROUGHOUT THE AGREEMENT BY THE FOLLOWING MARKINGS: [***].

CONFIDENTIAL SETTLEMENT AGREEMENT

The undersigned, Pro Tech Monitoring, Inc., a Delaware corporation with a principal place of business at 2549 Success Drive, Odessa Florida (“Pro Tech”), and iSECUREtrac, a Delaware corporation with a principal place of business at 5078 South 111th Street, Omaha, Nebraska (“iSt”), hereby enter into this Settlement Agreement (“Agreement”), based on Mr. Peter Grilli’s (mediator) proposal, which has a date of October 17, 2007.

A.	RECITALS

1. On March 8, 2007, Pro Tech filed a lawsuit against iSt in the United States District Court for the Middle District of Florida (the “Lawsuit”). The Lawsuit is currently styled Pro Tech Monitoring, Inc. v. iSECUREtrac Corp., Case No. 8:07-cv-00422-SDM-TBM. In this Lawsuit, Pro Tech alleged that iSt infringed and continues to infringe U.S. Patent No. 5,731,757, issued March 24, 1998, entitled “Portable Tracking Apparatus for Continuous Position Determination of Criminal Offenders and Victims” (the “’757 patent”), and Pro Tech sought a permanent injunction and damages. iSt denied infringing the ’757 patent, asserted defenses contending the ’757 patent was invalid and unenforceable, and counterclaimed for declarations of non-infringement, invalidity, and unenforceability of the ’757 patent.

2. The parties have entered into this Agreement to compromise, settle, and dispose of all disputes that the parties asserted or could have asserted in the Lawsuit.

3. Pro Tech and iSt understand and agree that, by entering into this Agreement and providing the consideration that is set forth in the Agreement, they are settling claims that are contested and disputed. Therefore, the parties have entered into this Agreement to compromise and settle all claims and disputes now at issue in this Lawsuit.

4. In consideration of the promises, mutual covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pro Tech and iSt agree to the specific terms, conditions, and considerations described more particularly and in the attached exhibits.

B.	DEFINITIONS

1. As it is used in this Agreement, the term “Pro Tech” refers to and includes Pro Tech Monitoring, Inc., as well as all of its subsidiaries, affiliates, employees, officers, directors, representatives, agents, successors and assigns, and all other persons acting on its behalf.

2. As it is used in this Agreement, the term “iSt” refers to and includes iSECUREtrac Corporation, as well as all of its subsidiaries, affiliates, employees, officers, directors, representatives, agents, successors and assigns, and all other persons acting on its behalf.

3. As it is used in this Agreement, the term “Accused Products” refers to iSt’s 2150 (only those units having cellular capability), 2250, and 5000 product models, including revisions thereof, that are deployed in the United States.

4. As it is used in this Agreement, the term “PTU” refers to the apparatus of the Accused Products adapted to communicate with a body worn device and comprising a housing enclosing a Global Positioning System receiver. In no event shall the term PTU be defined, interpreted, construed, or deemed to refer to a body-worn device or cuff, a base station or charger, a sever-side component, software, or any other apparatus utilized in conjunction with the Accused Products.

5. The term “Equivalents” as it is used in this Agreement and in connection with an identified component or structure shall mean those components or structures that are equivalent to the identified component or structure according to the doctrine of equivalents as used and defined in the patent laws of the United States, including Chapter 35 of the United States Code and related decisions of the Federal Courts of the United States.

6. The term “Components to be Eliminated” as it is used in this Agreement shall mean the [***].

7. The term [***] as it is used in this Agreement shall mean [***]. Notwithstanding the foregoing, in no event shall the term [***] as it is used in this Agreement be defined, interpreted, construed, or deemed to include (i) electronic components designed primarily for the purpose of detecting location, tampering, or proximity to another device, (ii) electronic components designed primarily for the purpose of communicating with another device, (iii) electronic components designed to serve a primary function other than [***] or (iv) any component or part presently in the PTU of the Accused Products other than the Components to be Eliminated.

8. The term “Relevant Claims”, as it is used in this Agreement shall mean claims 1, 10 and 16 of the ’757 patent.

9. The term “Patent Change Date” shall mean the earlier of i) the expiration date of the ’757 patent, ii) the date on which the United States Patent and Trademark Office or a court of competent jurisdiction declares invalid or unenforceable any of the Relevant Claims, and iii) the date on which the United States Patent and Trademark Office or a court of competent jurisdiction substantively amends any of the Relevant Claims.

10. The term “Acceptance Date” as it is used in this Agreement shall mean November 27, 2007.

C.	AGREEMENTS AND REPRESENTATIONS

1. Settlement Fee. By no later than the Acceptance Date, iSt will pay into the Trust Account of Pro Tech’s counsel the amount of eight hundred thousand dollars ($800,000.00).

2. VB Units. iSt will order 400 MEMS 3000 VB units (“MEMS Units”) at a price of one thousand five hundred dollars ($1,500) each to be paid and delivered in 2007. iSt has the option to order within one year of the Acceptance Date an additional 400 MEMS Units at a price of one thousand five hundred dollars ($1,500) each. Any payments under this section are to be paid upon delivery. In addition to providing the MEMS Units, Pro Tech shall, at no additional costs, provide iSt with i) all server-side hardware and software required for iSt to install and utilize the MEMS Units, ii) on-site installation and configuration services reasonably requested by iSt, iii) technical support and software maintenance for all hardware and software provided for a period of one year following delivery (“Initial Maintenance Term”) and, iv) after the Initial Maintenance Term, technical support and software maintenance at a price at least as low as the lowest price Pro Tech charges, and upon terms at least as favorable as Pro Tech offers, others for equivalent support and maintenance. Further, Pro Tech agrees to offer and sell i) all accessories, disposables, service parts, and maintenance parts available or required for the MEMS Units, and ii) repair and maintenance services for the MEMS Units, to iSt for as long as Pro Tech offers, provides, or sells such products and services to others and upon terms at least as favorable as Pro Tech offers or charges others for equivalent products and services. An order form and price list for the MEMS Units are attached to this Agreement as Exhibit C. However, the parties agree that, to the extent there is any conflict or inconsistency between the terms of this Agreement and the terms of Exhibit C, the terms of this Agreement shall be binding and prevail, and the inconsistent or conflicting terms of Exhibit C shall have no effect.

3. Modification of PTUs of the Accused Products. Within ten (10) months of the Acceptance Date, iSt will alter all units of the PTUs of the Accused Products available for sale, in the field “on-leg,” and spare units, to eliminate or disable the Components to be Eliminated. All units of the Accused Products with PTUs so altered shall be referred to as “Modified Units.” All units of the Accused Products with PTUs not so altered shall be referred to as “Unmodified Units.” iSt further agrees that it shall not add or re-enable any [***] back into any Modified Unit in the United States prior to the Patent Change Date. Should the United States Patent and Trademark Office or a court of competent jurisdiction substantively amend any of the Relevant Claims, and should iSt subsequently add a [***] back into any Modified Unit deployed in the United States, and should Pro Tech thereafter, upon proper investigation and due diligence, determine that such Modified Unit infringes a remaining or amended claim of the ’757 patent, this Agreement shall not bar Pro Tech from instituting infringement litigation with respect to such Modified Units.

4. Inspection. iSt will provide Pro Tech with due opportunity to inspect a representative sample PTU of a Modified Unit of each Accused Product, and upon promptly confirming that the PTU has been modified according to the terms and conditions of this Agreement, Pro Tech shall affirm explicitly and in writing that products with PTUs so modified do not infringe the ’757 patent. Pro Tech shall inspect such sample PTU within fourteen (14) days of iSt’s notice of opportunity to do so (“Inspection Period”). Should, upon inspection, Pro Tech determine in good faith that the PTU has not been modified according to the terms and conditions of this Agreement, Pro Tech shall provide iSt written notice describing in reasonable detail the basis for its conclusion (“Noncompliance Notice”) within five (5) business days of such inspection (“Affirmation Period”). Should Pro Tech fail to inspect such sample PTU within the Inspection Period or fail to provide (i) a written affirmation of non-infringement in the form attached hereto as Exhibit B (“Compliance Notice”) or (ii) a Noncompliance Notice within the Affirmation Period, such failure shall be deemed an explicit affirmation that units with PTUs so modified do not infringe the ’757 patent and no such unit shall be considered an Unmodified Unit subject to penalty under paragraph 5 (Penalty for Unmodified PTUs) herebelow.

5. Penalty for Unmodified PTUs. For all Unmodified Units in the United States that are “on-leg” after two (2) months from the Acceptance Date, iSt will pay directly to Pro Tech an amount of two and a half percent (2.5%) of the amount actually collected by iSt for daily use of such Unmodified Unit beginning two (2) months from the Acceptance Date and ending ten (10) months from the Acceptance Date or when such Unmodified Unit is taken “off leg” or modified according to the terms and conditions of this Agreement or the Patent Change Date, whichever occurs sooner. For all Unmodified Units “on-leg” after ten (10) months from the Acceptance Date, iSt will pay Pro Tech, as a penalty and sole remedy, [***] beginning ten (10) months from the Acceptance Date and ending twelve (12) months from the Acceptance Date or when such Unmodified Unit is taken “off leg” or modified according to the terms and conditions of this Agreement or upon the Patent Change Date, whichever occurs sooner. For all Unmodified Units “on leg” after twelve (12) months from the Acceptance Date, iSt will pay Pro Tech, as a penalty and sole remedy, [***] beginning twelve (12) months from the Acceptance Date and ending when such Unmodified Unit is taken “off leg” or modified according to the terms and conditions of this Agreement or upon the Patent Change Date, whichever occurs sooner. All payments under this section are to be paid monthly.

6. Stipulation of Dismissal with Prejudice. By no later than the Acceptance Date, Pro Tech’s and iSt’s counsel of record in the Lawsuit shall sign the Stipulation of Dismissal attached as Exhibit A. The parties agree that Pro Tech’s counsel will file a copy of Exhibit A with the United States District Court for the Middle District of Florida for entry in the Lawsuit. Each party in the Lawsuit shall bear its own attorneys’ fees and court costs.

7. No Interpretation of the ’757 Patent, Admission of Liability, or Waiver of Defense, Counterclaim or Cross Claim. Pro Tech and iSt agree that they are entering into this Agreement without admission of liability and solely to avoid the expense and uncertainty of litigation, and to buy peace as to matters as of the Acceptance Date. Accordingly, nothing in this Agreement shall be deemed, interpreted, or construed to (i) admit that any device does or does not infringe any claim of the ’757 patent or otherwise serve as an admission of liability, (ii) serve as an interpretation or construction of any portion of the ’757 patent in any future litigation between the parties or otherwise, (iii) admit that any structure, component or device is or is not equivalent to any structure identified in the ’757 patent under the doctrine of equivalents, 35 U.S.C. § 112(6), or the decisions of the Federal Courts of the United States of America, (iv) serve as an admission of validity or invalidity, or enforceability or unenforceability of any claim of the ’757 patent, or (v) waive or otherwise preclude any defense, counterclaim, or cross claim raised, or that may be raised, by any party hereto in future litigation. Notwithstanding the foregoing, the parties agree that any Compliance Notice duly executed by Pro Tech or explicit affirmation made or deemed made by Pro Tech pursuant to section C(4) (Inspection) of this Agreement shall be a binding admission by Pro Tech that iSt products so modified do not infringe any claim of the ’757 patent.

D. MUTUAL RELEASES

1. Pro Tech and iSt, for themselves and their officers, directors, shareholders, attorneys, and employees, hereby forever and irrevocably release, and forever and irrevocably mutually discharge, each other and their officers, directors, shareholders, attorneys, and employees from any and all manner of liabilities, accounts, debts, contracts, damages, including past damages, claims, and causes of action that each party may have, now has, or might have had whether known or unknown, against each other prior to the Acceptance Date, including but not limited to any and all such manner of liabilities, accounts, debts, contracts, damages, including past damages, claims, and causes of action arising out of the transactions and occurrences that are the subject of the Lawsuit, the Accused Products, or any conduct related thereto occurring prior to the Acceptance Date.

E. REPRESENTATIONS AND WARRANTIES

1. No Undocumented Representations. Each party to this Agreement expressly warrants and represents that, in entering into this Agreement, it is not relying on any promise, agreement or statement, whether oral or written, that is not fully set forth in this Agreement. Specifically, each of the parties acknowledges that it is not relying on any promise, agreement or statement, whether written or oral, in entering into this Agreement: (i) that has been made by a party to this Agreement; or (ii) that has been made by any representative or agent of a party to this Agreement, and which is not set forth, in full, in the terms of this Agreement.

2. Independent Judgment. Pro Tech and iSt are relying on their own independent judgment in entering into this Agreement. Each of the parties understands that this Agreement shall operate as a full, complete and final release and settlement of any and all of their claims against each other in the Lawsuit, as set forth above.

3. No Previous Assignment. The parties represent and warrant that they have not made any previous assignment before the Acceptance Date of this Agreement of any of the claims and causes of action, in whole or in part, that they have released in this Agreement.

4. Components to be Eliminated. iSt represents and warrants that the Components to be Eliminated are the only [***] in the PTUs of the Accused Products.

5. Ongoing Royalty. The parties represent and warrant that they will bargain in good faith for a period of at least four months following the effective date of this Agreement regarding an ongoing royalty. The parties further agree that, should they enter into an ongoing royalty agreement, any product or unit subject to such an agreement would not be subject to any additional royalty or penalty pursuant to any provision of this Agreement including, without limitation, section C(5) (Penalty for Unmodified PTUs).

6. Most Favorable Terms for MEMS Units. Pro Tech represents and warrants that the prices and terms in Exhibit C relating to MEMS Units are at least as low as the lowest prices Pro Tech charges, and at least as favorable as the most favorable terms Pro Tech offers, others for equivalent products and services. Pro Tech further represents and warrants that, should it offer or sell equivalent products or services to others at lower prices, or upon terms more favorable to the buyer, than those listed in Exhibit C, Pro Tech shall so notify iSt and shall offer to sell iSt those products and services at the lower price or upon the more favorable terms.

7. No Challenge Provision. iSt agrees that, Prior to the Patent Change Date, it will not (i) directly or indirectly initiate, or encourage third parties to initiate, legal or administrative proceedings to contest the validity of the ’757 patent or (ii) make public comments referencing the ’757 patent (“No Challenge Provision”). This No Challenge Provision, however, shall not apply, and shall not limit or restrict iSt in any way whatsoever, should Pro Tech institute, or should iSt otherwise have a reasonable apprehension of, litigation or administrative or other legal proceedings against iSt asserting this Agreement, the ’757 patent (or any patent, application or instrument claiming priority to the ’757 patent), or any other agreement, notice or instrument addressing or relying on, the ’757 patent or this Agreement. Furthermore, nothing in this No Challenge Provision shall prevent, limit or restrict iSt from responding to discovery or similar requests, or commenting on the validity of the ’757 patent should litigation or other legal proceedings be instituted between Pro Tech and third parties provided, however, that such proceedings were not initiated at the encouragement or direction of iSt.

F. MISCELLANEOUS

1. Severability. The parties each intend that if, for any reason, any specific part, term, paragraph or provision of this Agreement is determined to be illegal or invalid, in whole or in part, then the remaining valid and legal portions of the Agreement shall continue in full effect and shall be fully enforced.

2. Multiple Counterparts. This Agreement may be signed in multiple counterparts or with detachable signature pages, and may also be signed via fax, provided that any fax signature shall ultimately be replaced with an original signature. All signed multiple counterparts of the Agreement, if any, shall be construed together and shall be effective as if all signed in one, unified document.

3. Binding Effect. The parties agree and acknowledge that all of the terms of this Agreement are contractual and not mere recitals, and that the terms of this Agreement shall be binding on Pro Tech and iSt.

4. No Adverse Inference from Drafting. The terms and provisions of this Agreement were arrived at by mutual negotiations among Pro Tech and iSt, with assistance from their respective officers, attorneys, and representatives. Therefore, no ambiguity, if any, in this Agreement that may arise in the future shall be interpreted against or adversely to a party based upon the party or attorney who may have originally drafted the language of any term or provision that is included in the Agreement.

5. Choice of Laws. This Agreement and questions thereunder shall be governed by the law of Florida, and each party agrees to submit to the exclusive jurisdiction of the District Court for the Middle District of Florida, Tampa Division.

6. Confidentiality. It is expressly agreed by Pro Tech and iSt, and by their respective lawyers, agents, partners, employees and all other persons acting at their direction or on their behalf, that the terms of this Agreement (and the negotiations, discussions, and correspondence that led up to this Agreement) shall remain confidential and shall not be disclosed to the media or to any other person, entity, agency or company, except as expressly required by law, the reporting requirements of the IRS, the U.S. Securities and Exchange Commission, or the Financial Services Authority. Notwithstanding the foregoing: (a) each party may disclose information about the Agreement itself to its attorneys, accountants, or agents if necessary for business purposes, if the disclosing party advises the recipient of the confidential nature of such information and the requirement for confidentiality; (b) each party may also disclose information about the Agreement after having obtained prior written consent of the other party; and (c) each party may also disclose the fact that this Lawsuit has been settled and dismissed as disclosed in the publicly-filed Stipulation and Order of Dismissal. Pro Tech and iSt also expressly agree and acknowledge that they will not use or disclose to third parties the content of any settlement negotiations, drafts or settlement correspondence, mediation statements, or any confidential or proprietary information they received during this Lawsuit.

SIGNATURES:

Pro Tech Monitoring, Inc.

By: /s/ Guy Greitser	Date: 11/27/2007
Name: Guy Greitser
Title: Director

iSECUREtrac Corporation

By: /s/ Peter A. Michel	Date: 27 Nov 07
Name: Peter A. Michel Title: CEO

EXHIBIT A

UNITED STATES DISTRICT COURT
MIDDLE DISTRICT OF FLORIDA
TAMPA DIVISION

PRO TECH MONITORING, INC.,

Plaintiff/Counter-Defendant,	Case No. 8:07-cv-00422-23-SDM-TMB

v.

ISECURETRAC CORPORATION,	Judge Steven D. Merryday

Defendant/Counter-Plaintiff.
_____________________________________/

STIPULATION OF DISMISSAL

IT IS HEREBY STIPULATED AND AGREED by and between Plaintiff/Counter-Defendant Pro Tech Monitoring, Inc. (“Pro Tech”), and Defendant/Counter-Plaintiff iSECUREtrac Corporation (‘iSt”) that, pursuant to Rule 41(a)(l)(ii), Fed. R. Civ. P., Pro Tech’s claims against iSt and iSt’s claims against Pro Tech in the above-captioned action be, and hereby are, dismissed with prejudice. Pro Tech and iSt agree and represent that:

1. The parties have entered into a Confidential Settlement Agreement executed on November 27, 2007 (“Agreement”).

2. This stipulation is expressly conditioned on the terms and conditions of the Agreement executed by the parties.

3. The Court shall retain jurisdiction, pursuant to Kokkonen v. Guardian Life Ins. Co. of America, 511 U.S. 375, 114 S. Ct. 1673 (1994) and the inherent authority of the Court over the subject matter of this action and the Agreement for purposes of construing and enforcing the Agreement.

4. Each party will bear its own costs and attorneys’ fees for this action.

Agreed To and Accepted By:

By:	By:
William H. Frankel	Andrew C. Greenberg
Kent E. Genin	Thomas J. Roehn
David H. Bluestone	Christopher M. Saco
David P. Lindner	William G. Giltinan
BRINKS HOFER GILSON & LIONE	CARLTON FIELDS, P.A.
NBC Tower - Suite 3600	Corporate Center Three at International
455 North Cityfront Plaza Drive	Plaza
Chicago, Illinois 60611-5599	4221 West Boy Scout Boulevard
(312) 321-4200 (phone)	Tampa, Florida 33607-5736
(312) 321-4299 (facsimile)	ATTORNEYS FOR
DEFENDANT/COUNTER-
PLAINTIFF
H. William Larson
Fla. Bar No. 0969930
Ruth E. Freeburg
Fla. Bar No.0018106
LARSON & LARSON, P.A.
11199 69th Street North
Largo, FL 33773
ATTORNEYS FOR
PLAINTIFF/COUNTER-DEFENDANT,
PRO TECH MONITORING, INC.

SO ORDERED this _____ day of _______________, 2007

Honorable Steven D. Merryday United States District Judge

EXHIBIT B

COMPLIANCE NOTICE

The undersigned, Pro Tech Monitoring, Inc., a Delaware corporation with a principal place of business at 2549 Success Drive, Odessa, Florida (“Pro Tech”) hereby gives this Compliance Notice to iSECUREtrac, a Delaware corporation with a principal place of business at 5078 South 111th Street, Omaha, Nebraska (‘iSt”) pursuant to the certain Settlement Agreement entered into between Pro Tech and iSt on November _____, 2007.

A. RECITALS

1. On November _____, 2007, Pro Tech and iSt entered into a Settlement Agreement (the “Agreement”) for the purpose of resolving litigation and disputes concerning allegations of iSt’s infringement of U.S. Patent No. 5,731,757, issued March 24, 1998, entitled “Portable Tracking Apparatus for Continuous Position Determination of Criminal Offenders and Victims” (the “’757 patent”).

2. Pursuant to the Agreement iSt has provided Pro Tech with due opportunity to inspect a representative sample of certain iSt products modified as specified herein and, upon promptly confirming that such sample has been modified according to the terms and conditions of the Agreement, Pro Tech now explicitly affirms that iSt products so modified do not infringe the ’757 patent.

B. NOTICE

On __________, _____, the undersigned, on behalf of, and authorized by, Pro Tech had due opportunity to inspect, and did so inspect, a _________________________________ _____________________________________________ ____________________________________________________________ bearing serial number ________________ ___________________ (the “Unit”). iSt represents the Unit has been modified as follows: _____________________________________________________________________ _________. Pro Tech has inspected the Unit, confirmed that such modification has occurred, and hereby explicitly acknowledges that units so modified do not infringe any claim of the ’757 patent.

Pro Tech Monitoring, Inc.		iSECUREtrac Corporation

By:	Date: __________	By:	Date: __________

Name:		Name:

Title:		Title:

Exhibit C

November 13, 2007

ISECUREtrac Corp.
5078 S. 111th Street
Omaha, NE 68137

Dear Sirs,

Re: Elmo-Tech Software and Hardware Price List

Attached please find our pricing for MEMS3000 monitoring software and extended warranty.

Initial 400 MEMS3000 VB units will be provided with a 12 months warranty FOC. Items not covered under the warranty and extended warranty, losses and damages, are priced according to the attached pricelist.

Returned equipment that is found damaged after internal RMA procedures will, unless specifically instructed otherwise be fixed and charged accordingly.

MEMS alcohol sensor calibration is not covered under the agreement. iST can either purchase the calibration kit and perform the calibration independently, or ship units that require calibration to ElmoTech per the price in the attached pricelist. According to manufacturing recommendations, the MEMS should be calibrated every 6 months.

Unless otherwise specified in our agreement, payment terms are NET 30.

Shipments are per CIF delivery conditions (INCOTERMS 2000).

Please do not hesitate to contact me if you need any other clarifications.

Yours sincerely,

Guy Greitser

Exhibit C

Part 1 - Monitoring System Pricing (MEMS3000 monitoring module)

	System set up	SW & HW License year1	SW & HW License year2 and above	Maintenance and support year2 and above	Remarks

MEMS 3000	FOC	FOC	FOC[1]	$10,000	[1]Licensed up to 800 offenders

Monitoring System				annually[2]	[2]All software and hardware related issues that pertain to the ElmoTech system are covered. Hardware and 3rd party software is covered

Exhibit C

Part 2 - Hardware & 3rd Party SW:

Ln	Internal PN	Description	Quantity	Remarks

1	38010014	Cabinet SYS US High Availability	1

3	38110002	UPS Net Management Card AP9617	1

4	38110006	UPS 3000 RM3U 120V	1

7	6411060	ASSY TOP FOR ACTUATOR USB BOX	2	ElmoTech Proprietary for modem resets

8	381 0605	MODEM V.92 56K USR5686E for US	10

9	40111063	METAL RACK FOR ACT. MODEMS USR-1	2	ElmoTech Proprietary for modems in cabinet

10	382900014	PowerCord 1FT US	15

11	38150006	SWITCH - 10/100 19” 24 PORT	1

12	38390005	Backup PC	1	For daily DB backups

13	100101116	MODEM GSM SIEMENS TC-65	2	Cellular modes for text messaging

14	381200010	SUN V210, 2xCPU,2GBRAM, 2x 72GBHD	1	Main servers, 2 CPU, memory - 2 GB RAM and 2 hard drives with 72 GB each

16	38380002	LICENSE - SUN Solaris Instl. Pack	1

18	38380003	LICENSE FOR WIN. 2003 server	1

21	38180006	Dell PowerEdge 1950 for DCC	1	DCC, 1 CPU, 1 GB RAM, 2 power supplies, 2 hard drives, 160 GB each in RAID 1 configuration

Exhibit C

Part 3 - MEMS3000 VB Extended Warranty:

All newly purchased equipment comes with a 12 months warranty. MEMS3000 VB kit extended warranty (including MEMS3000 VB receiver) is $200 per year per unit. Items not covered under the warrant and extended warranty, losses and damages, are priced according to the attached pricelist.

MEMS3000 VB Receivers (damages)

Item	Price ($)
CPU board replacement	410.0
CPU board repair	130.0
CPU Micro PIC replacement	55.0
CPU I.C. flash replacement	40.0
CPU modem replacement	150.0
Battery lithum 3V 190mA 3pin	20.0
Battery 7.2V 3.6A NIMH replacement	90.0
RF board replacement	110.0
RF board repair	65.0
RF board calibration	35.0
IR board replacement	45.0
IR board repair	30.0
Camera replacement	170.0
Camera board replacement	110.0
Camera board repair	50.0
Camera main chip (OV528-T64) replacement	85.0
Camera slave chip (OV7640-T28) replacement	80.0
Camera lens replacement	35.0
Antenna 318 loop replacement	30.0
Antenna Stern replacement	30.0
Power Supply replacement	55.0
Plastic base replacement	30.0
Plastic Cover replacement	45.0
Plastic back cover replacement	40.0
Plastic camera holder replacement	30.0
Plastic cap tube replacement	45.0
Rubber tube blow replacement (including metal tubes)	55.0
Mirror replacement	25.0
BTI board replacement	615.0

Exhibit C

Item	Price ($)
BTI Sensor + Heater	300.0
BTI Pump without heater and clip	275.0
BTI Chip	110.0
BTI Pressure Transducer	90.0
BTI Buzzer	50.0
Touch Panel replacement	50.0
Siren replacement	30.0
CABLE 2W 18AWG FM/FM FOR CPU/BAT	15.0
CABEL FLAT FM/FM 10P FOR BAT DAT	15.0
Battery support	15.0
Power supply AC/DC 110 VAC-12VDC/4A	30.0
Cable telephone black	10.0
MEMS Calibration	60.0
MEMS Carry Case	30.0